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                                                                [Conformed Copy]




NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF (THE "UNDERLYING SHARES") HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, UNLESS EITHER THIS NOTE OR THE UNDERLYING SHARES HAVE BEEN REGISTERED UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT IS AVAILABLE. IF THIS NOTE OR THE UNDERLYING SHARES ARE TO BE SOLD OR TRANSFERRED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENT, THE COMPANY MAY REQUIRE A WRITTEN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

                                                               NOTE NO. 1

                       KIWI INTERNATIONAL AIR LINES, INC.
                6% Convertible Unsecured Note due March 15, 1997

$2,000,000                                                       July 1, 1996

         KIWI INTERNATIONAL AIR LINES, INC., a New Jersey corporation (herein called the "Company"), for value received, hereby promises to pay to Recovery Equity Investors II, L.P., or its registered assigns, the principal sum of Two Million Dollars ($2,000,000) on March 15, 1997 or such later date as may be designated pursuant to Section 5 hereof (the "Maturity Date"), together with interest from the date hereof on the amount of said principal sum remaining from time to time unpaid at the rate of six percent (6%) per annum from the date hereof until the principal hereof shall be paid in full, said interest to be payable quarterly on the last day of each March, June, September and December commencing December 31, 1996 and to pay on any overdue principal and, to the extent permitted by Applicable Law, any overdue interest at a rate per annum equal to the lesser of (a) the highest rate allowable by Applicable Law and (b) eight percent (8%)(the "Default Rate"). Such principal and interest shall be payable at the Designated Office of the Company in New Jersey and shall be sent to the Holder hereof at the registered address of such Holder as reflected in the registry books maintained by the Company.

         This Note is one of a duly authorized issue of Notes of the Company designated as its "6% Convertible Unsecured Notes due March 15, 1997" (herein called the "Notes"), limited in aggregate principal amount to
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$10,000,000 as described in the Convertible Note Purchase and Option Agreement
dated July 1, 1996 (the "Note Purchase Agreement") plus such additional principal amount as may be issuable in certain circumstances provided in the form Restated Certificate of Incorporation attached as Exhibit B to the Note Purchase Agreement upon conversion of the Company's Class A Convertible Preferred Stock, no par value (the "Preferred Stock") contemplated by the Note Purchase Agreement. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Note Purchase Agreement.

1.  CONVERSION

              (a) Optional Conversion. Subject to Section 1(h) hereof, the Holder of this Note is entitled, at the holder's option, to convert this Note, or any portion of the principal amount hereof, at any time prior to the Maturity Date (i) if the Company has not authorized the Preferred Stock, into fully paid and nonassessable shares of the Company's Class C Common Stock, no par value ("Class C Common Stock"), or (ii) if the Preferred Stock has been authorized, into fully paid and nonassessable shares of Preferred Stock, in each case, by
(x) the surrender of this Note to the Company, and (y) the delivery to the Company of a duly executed conversion notice in the form of Exhibit A hereto. Subject to Section 1(h) hereof, upon exercise of such conversion right, this Note, or any portion of the principal amount hereof to be converted, shall be converted into that number of fully paid and non-assessable shares of Class C Common Stock or Preferred Stock, as the case may be ("Conversion Shares"), as is obtained by dividing the principal amount to be converted by the Conversion Price then in effect. The Conversion Price shall initially be equal to $1.00 and shall be adjusted as provided in Section 1(b) hereof (such conversion price, as last adjusted, being referred to herein as the "Conversion Price"). No fractions of shares will be issued on conversion, but instead of any fractional interest the Company shall pay cash in an amount equal to the fair market value of such fractional share at the time of such conversion, as determined in good faith by a majority of the Directors of the Board of Directors of the Company. Any partial conversion of this Note shall be for a minimum of $5,000 principal amount hereof or any integral multiple thereof.


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              (b)  Adjustment of Conversion Price Upon Issuance of Common
Shares.

                   (i) Issuance of Common Shares. Except as provided in Subsection 1(b)(vii) hereof, if and whenever the Company shall issue or sell, or under any of Subsections 1(b)(ii) through 1(b)(vi) hereof is deemed to have issued or sold (any such issue or sale or deemed issue or sale, an "Issuance"), any of its shares of Common Stock ("Common Shares") for a consideration per share less than the Conversion Price in effect immediately prior to the time of such Issuance, then the Conversion Price in effect immediately prior to such Issuance shall be reduced (effective immediately after such Issuance) as follows:

              (A) in the case of any such Issuance prior to January 1, 1998, to a price equal to the quotient obtained by dividing (x) the aggregate consideration, if any, received, or deemed under any of Subsections 1(b)(ii) through 1(b)(vi) hereof to have been received, by the Company upon such Issuance by (y) the number of Common Shares issued, or under any of Subsections 1(b)(i) through 1(b)(vi) deemed to have been issued, in such Issuance; and

              (B) in the case of any such Issuance on or after January 1, 1998, to a price equal to the Conversion Price in effect immediately prior to such reduction multiplied by a fraction (not to exceed one) (1) the numerator of which is an amount equal to the sum of (x) the number of Common Shares outstanding immediately prior to such Issuance plus (y) the aggregate consideration, if any, received, or deemed under any of Subsections 1(b)(ii) through 1(b)(vi) hereof to have been received, by the Company upon such Issuance divided by the Conversion Price in effect immediately prior to such Issuance and (2) the denominator of which is the sum of (x) the number of Common Shares outstanding immediately prior to such Issuance plus (y) the number of Common Shares issued, or under any of Subsections 1(b)(ii) through 1(b)(vi) hereof deemed to have been issued, in such Issuance.

                   (ii) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Shares or any stock or securities convertible into or exchangeable for Common Shares (such


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rights or options being hereinafter referred to as "Options" and such convertible or exchangeable stock or securities being hereinafter referred to as "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which a Common Share is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the maximum number of Common Shares issuable upon the full exercise of such Options or upon the full conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the maximum number of Common Shares issuable upon the exercise of such Options or upon the conversion or exchange of the maximum number of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date such Options were granted and thereafter shall be deemed to be outstanding; provided, that if such Option expires or terminates unexercised, the Conversion Price shall be adjusted to reflect that the Common Shares previously issuable upon exercise of such Option or upon the conversion or exchange of such Convertible Securities previously issuable upon the exercise of such Option are no longer deemed to have been issued. Except as otherwise provided in Subsection 1(b)(iv) hereof, no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares upon the exercise of such Options or upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities if an appropriate adjustment was previously made pursuant to this Subsection 1(b)(ii) upon the issuance of such options.

                   (iii) Issuance of Convertible Securities. In case the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are


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immediately exercisable, and the price per share for which a Common Share is issuable upon such conversion or exchange (determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the maximum number of Common Shares issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then the maximum number of Common Shares issuable upon the conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided that (a) except as otherwise provided in Subsection 1(b)(iv) hereof, no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities if an appropriate adjustment was previously made pursuant to this Subsection 1(b)(iii) upon the issuance of such Convertible Securities, (b) if any such issuance or sale of such Convertible Securities is made upon the exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Subsection 1(b), no further adjustment of the Conversion Price shall be made by reason of such issuance or sale, and (c) if the right to exchange or convert such Convertible Securities expires without such Convertible Securities being exchanged or converted, the Conversion Price shall be adjusted to reflect that the Common Shares previously issuable upon conversion or exchange of such Convertible Securities are no longer deemed to have been issued.

                   (iv) Change in Option Price or Conversion Rate. In the event that the purchase price provided for in any Option referred to in Subsection 1(b)(ii) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Subsection 1(b)(ii) or 1(b)(iii) hereof, or the rate at which any Convertible Securities referred to in Subsection 1(b)(ii) or 1(b)(iii) hereof are convertible into or exchangeable for Common Shares, shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall be readjusted to the Conversion


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Price which would have been in effect at such time had such Options or
Convertible Securities still outstanding provided for such purchase price, additional consideration or conversion rate, as the case may be, at the time such Options or Convertible Securities were initially granted, issued or sold. If the purchase price provided for in any such Option referred to in Subsection 1(b)(ii) hereof or the rate at which any Convertible Securities referred to in Subsection 1(b)(ii) or 1(b)(iii) hereof are convertible into or exchangeable for Common Shares shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Shares upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Shares and had adjustments been made upon the issuance of the Common Shares delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is hereby reduced.

                   (v) Consideration. In case any Common Shares, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Common Shares, Options or Convertible Securities shall be issued or sold, in whole or in part, for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair market value of such consideration as determined in good faith by a majority of the Directors on the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith.

                   (vi) Treasury Shares. The disposition of Common Shares owned or held by or for the account of the Company (other than as a result of a cancellation of treasury shares) shall be considered an issue or sale of Common Shares for the purpose of this Subsection 1(b).

                   (vii) When Adjustment is not Required. Notwithstanding any provision herein to the contrary, no adjustment shall be made in the Conversion Price as a result


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of (A) the issuance of Common Shares upon conversion of any Notes or any shares of Preferred Stock or the issuance of any shares of Preferred Stock upon conversion of any Convertible Notes; (B) the issuance of up to 91,587 shares and like number of warrants issued pursuant to the 1994 Offering; (C) the offer or issuance of securities of the Company in connection with the Offerings (including, without limitation, any securities issued in connection with the Offerings under the Employee Stock Plans, as defined below); (D) the issuance of shares of Class C Common Stock upon conversion of Class A Common Stock into Class C Common Stock; (E) shares (or Options to acquire shares) sold, granted or issued (as the case may be) under the Company's 1996 incentive stock option plan ("ISOP") or the Company's 1996 employee stock purchase plan registered under the Securities Act on Form S-8 (the "SPP", and together with the ISOP, the "Employee Stock Plans"); or (F) the issuance of Additional Securities pursuant to Section 2A of the Note Purchase Agreement or of Convertible Notes upon conversion of shares of Preferred Stock pursuant to the Restated Certificate.

              (c) Subdivision or Combination of Stock. In case the Company shall at any time split or subdivide its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding Common Shares of the Company shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

              (d)  Reorganization, Reclassification, Consolidation or Merger.
In the event of any capital reorganization or reclassification of the outstanding capital stock of the Company, or any consolidation of the Company with, or merger of the Company with or into, another corporation or entity, or the sale, exchange, assignment, lease, transfer or other disposition of all or substantially all of the assets of the Company, where, in connection with such event, the holders of Common Shares will be entitled to receive stock, securities, cash or other property with respect to or in exchange for such Common Shares, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale of assets, lawful and adequate provision (in form and substance reasonably satisfactory to the holders of a majority of the outstanding principal amount of the Notes) shall be made whereby each holder of outstanding Notes shall thereafter have the right


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to receive upon conversion of any Notes held by such holder such shares of stock, securities, cash or other property as may be issuable or payable with respect to or in exchange for the number of Common Shares immediately theretofore so receivable by such holder (taking into account the anti-dilution adjustments hereof, including an immediate adjustment, by reason of such consolidation or merger, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation or merger). In the event of a merger or consolidation of the Company as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of Common Shares of the Company outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding Common Shares of the Company. The Company shall not effect any consolidation or merger contemplated by this Subsection 1(d) unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger shall assume by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the outstanding principal amount of Notes, executed and mailed by first class mail, postage prepaid, to each holder of the outstanding Notes at the last address of such holder as shown by the records of the Company), the obligation to deliver to such holders of stock, securities, cash or other property as, in accordance with the foregoing provisions, such holder may be entitled to receive. Nothing in this Section 1(d) shall be deemed to constitute a waiver of Section 2(d) hereof.

              (e) Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case, the Company shall deliver a written certificate, by first class mail, postage prepaid, addressed to each Convertible Noteholder at the last address of such holder shown by the register of books of the Company, which certificate shall be signed by the President, Chief Executive Officer or Chief Financial Officer of the Company specifying the Conversion Price resulting from such adjustment and details of the calculation and the facts upon which the calculation is based.

              (f)  Reservation of Conversion Shares.

              (i) Reservation of Shares. KIWI will reserve and keep available for issuance upon conversion of this Note:


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              (A)  at all times prior to the authorization of the Preferred
         Stock, such number of its authorized but unissued shares of Class C Common Stock as would be sufficient to permit the conversion of the aggregate principal amount of this Note; and

              (B) at all times from and after the authorization of the Preferred Stock, such number of its authorized but unissued shares of Preferred Stock as would be sufficient to permit the conversion of the aggregate principal amount of this Note.

              (ii) Further Action. Before taking any action which would cause an adjustment reducing the Conversion Price, KIWI will take any corporate action which may be necessary in order that the Company may be in compliance with this
Section 1(f).

              (g) Costs of Conversion. The Company shall pay all documentary, stamp or other similar taxes attributable to the issuance or delivery of Conversion Shares upon conversion of any of the Convertible Notes. However, the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such Conversion Shares in a name other than that of the holder of the Convertible Notes in respect of which such Conversion Shares are being issued.

              (h) Foreign Ownership Restrictions. If the holder of this Note shall have elected to convert all or any portion of the principal amount hereof pursuant to Section 2(a) and the issuance of any of the Conversion Shares issuable upon such conversion would result in a breach of any Foreign Ownership Restriction existing at the time of such issuance (the incremental Conversion Shares resulting in such breach, "Excess Conversion Shares"), the Company will give the holder of this Note written notice thereof setting forth the number of Excess Conversion Shares and the holder will not be entitled to convert so much of the principal amount of this Note (the "Excess Principal Amount") as would result in the issuance of Excess Conversion Shares and the Company will not give effect to the conversion of such Excess Principal Amount.


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2.  NEGATIVE COVENANTS

              The Company covenants that so long as this Note is outstanding:

              (a) Authorization and Issuance of Securities. The Company will not authorize the issuance or sale of debt securities senior to the Notes, or any rights, options or warrants to acquire any such senior debt securities or any security convertible into such senior debt security, or (i) until such time as the Notes are convertible into Preferred Stock, any equity securities senior to the Class C Common Stock or any rights, options or warrants to acquire any such senior equity securities or any security convertible into such senior equity securities, including without limitation, debt instruments convertible into such senior equity securities or (ii) from and after such time as the Notes are convertible into Preferred Stock, any equity securities senior or (except in a Qualified Transaction) pari passu to the Preferred Stock or any rights, options or warrants to acquire any such senior or (except in a Qualified Transaction) pari passu equity securities or any security convertible into such senior or (except in a Qualified Transaction) pari passu equity securities, including without limitation, debt instruments convertible into such senior or (except in a Qualified Transaction) pari passu equity securities. Notwithstanding the foregoing, the Company may incur indebtedness on a secured basis (but not with a priority in right of payment) to Summit Bank and any bank or similar lender in addition to Summit Bank to replace or supplement its financing from Summit Bank.

              (b) Additional Debt. Except in a Qualified Transaction, the Company will not contract or incur any additional debt (other than refinancing of debt outstanding on the date hereof on terms substantially the same or more favorable to the Company than existing terms) on or after the date hereof for money borrowed in excess of an aggregate $1,000,000 (and any refinancing of such amount) prior to the termination of the Voting Trust Agreement, dated October 1, 1992 (the "Shareholders Agreement"), by and between the Voting Trustee and all Shareholders of the Class A and any previously authorized Class B Common Stock of the Corporation, at a time when the pro forma "Earnings Before Fixed Charges and Taxes" to "Fixed Charge" ratio is less than 1.25 based on the Company's annualized performance over the preceding six months.



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              For the purposes of this Section 2(b) the following terms shall have the following meanings:

              "Earnings Before Fixed Charges and Taxes" shall mean, with reference to any period, the sum of the following for such period, all as determined in accordance with generally accepted accounting principles ("GAAP"):
(A) the consolidated net earnings of the Company and its Subsidiaries, if any, excluding: (i) extraordinary gains, (ii) any equity interest of the Company in the unremitted earnings of any corporation not a Subsidiary and (iii) any gain on the sale, exchange or other disposition of assets plus (B) provisions for federal, state and local income taxes plus (C) Fixed Charges.

              "Fixed Charges" shall mean, with reference to any period, the sum of the following for such period, all as determined in accordance with GAAP: (A) all amounts which would be deducted in computing the consolidated net income of the Company and its Subsidiaries, if any, on account of interest on obligations for borrowed money, Capital Lease obligations and guarantees of the foregoing, including imputed interest in respect of Capital Lease obligations, amortization of debt discounts and expenses, fees and commissions for letters of credit and bankers' acceptance financing and the net interest costs of interest rate swaps and hedges plus (B) all payments by the Company and its Subsidiaries, if any, pursuant to any lease of real or personal property (other than Capital Lease obligations) minus the amount of any fixed rents paid to the Company or any Subsidiary under noncancellable subleases of one year or greater on the properties subject to such leases.

              "Capital Leases" shall mean any lease of property which in accordance with GAAP should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

              "Subsidiary" shall mean any corporation of which the Company at the time owns, directly or indirectly, more than 50% of the Voting Stock which has the power to elect a majority of the board of directors.

              (c) Amending the Terms of Preferred Stock. The Company will not, whether prior to or after the authorization of the Preferred Stock, alter, modify, amend or adversely affect any term of the Preferred Stock as set forth in the Restated Certificate.


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
              (d) Merger, Consolidation, etc. The Company will not engage in any merger or consolidation or voluntary reorganization, restructuring, recapitalization, winding up, dissolution or liquidation or any sale, lease, assignment or other disposition of all or substantially all of the assets of the Company.

              (e) Amending the Certificate or the By-Laws. The Company will not alter, modify, or amend the Certificate of Incorporation or the By-Laws of the Company, as in effect on the date hereof, in any way that adversely affects any term, right or preference of the Preferred Stock it being understood that the adoption of the Restated Certificate and the Restated By-Laws will not be deemed to constitute a breach of Section 2(d) or this Section 2(e).

              (f) Restrictions on Sale of Common Shares, Options or Convertible Securities. The Company will not issue or sell Common Shares, Options or Convertible Securities, in whole or in part, prior to the occurrence of a Qualifying Public Offering, for a consideration other than cash, except for Common Shares, Options, Convertible Securities and other securities sold, granted or issued (as the case may be) (i) under the Employee Stock Plans, provided, however, that shares issued or issuable pursuant to grants made thereunder must be for consideration in the form of cash and/or recourse promissory note(s), (ii) in connection with the Offerings and/or (iii) not exceeding an additional 91,587 shares (and a like number of warrants) under the 1994 Offering.

              (g) Restricted Payments. Except (i) in connection with any mandatory scheduled reduction in the amount of the guaranty by the New Jersey Economic Authority and (ii) any prepayment of amounts payable in respect of the IRS Settlement Agreement made in connection with an agreement with the IRS to abate certain penalties so as to make the total outstanding amount payable in respect of the IRS Settlement Agreement not more than $1.5 million upon payment in full of such amount, the Company will not make any prepayment of any principal amount of or interest on any Indebtedness (other than Capital Lease obligations) or any amounts payable pursuant to any lease of real or personal property (including any Capital Lease obligations), including, but not limited to, any such amounts payable in connection with an early termination of such lease.


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3.  EVENTS OF DEFAULT

              An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

              (a) the Company fails to make any payment of any principal amount on this Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

              (b) the Company fails to make any payment of any interest on this Note and such default continues for more than five Business Days after the same becomes due and payable; or

              (c) the Company fails to perform of or comply with any term contained in the Note Purchase Agreement or in this Note; or

              (d) (i) the Company is in default (as principal or as guarantor or other surety) in the payment of any principal amount of or interest on any Indebtedness (other than trade accounts payable past due as of the date hereof and with respect to which the account creditor has taken no action materially adverse to the Company) that is outstanding in an aggregate principal amount of at least $100,000 beyond any period of grace provided with respect thereto or (ii) the Company is in default in the performance of or compliance with any term of any evidence of any Indebtedness (other than trade accounts payable past due as of the date hereof and with respect to which the account creditor has taken no action materially adverse to the Company) in an aggregate outstanding principal amount of at least $100,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of any such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment; or

              (e) the Company (i) is generally not paying, or issuable to, or admits in writing its inability to pay, its debts as they become due,
         (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency,


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
         reorganization, moratorium or other similar law of any jurisdiction,
         (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing (other than actions taken prior to the date hereof for the purposes of matters described in the preceding clause (ii); or

              (f) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within 60 days; or

              (g) one or more final judgments, decrees or orders for the payment of money aggregating in excess of $100,000 are rendered against one or more of the Company and its Subsidiaries, if any, and which judgments, decrees or orders are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

              (h) any of the following shall have occurred: (w) a Change of Control, (x) a Material Sale Transaction, (y) any proposed merger or consolidation of the Company approved by the Board of Directors of the Company or (z) any proposed sale or other disposition of all or substantially all of the business or assets of the Company approved by the Board of Directors of the Company.

              For purposes of Section 3(h), "Change of Control" and "Material Sale Transaction" shall mean the following, respectively: (A) A Change of Control shall be deemed to have occurred at such time as: (x) any person (other than REI Holders and their transferees), including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote at elections of directors of the Company; or (y) individuals who constitute the Board of Directors as of the date hereof (each an "Incumbent Director") cease for any reason to constitute a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof who is an REI Director or whose election, or nomination for election by the Company's shareholders, was approved by a vote of Incumbent Directors then serving on the Board of Directors constituting at least a majority of the directors other than REI Directors, or who is an "Incumbent Director" under the Restated Certificate, shall be considered as though such person were an Incumbent Director. (B) A Material Sale Transaction shall be any transaction which has not been approved by at least a majority of the REI Directors then serving on the Board of Directors involving any sale, lease or other disposition by the Corporation of (xx) 25% or more of its aircraft fleet, or (yy) its operational rights at any airport (or group of airports within any twelve-month period) representing 25% or more of its gross revenues for the preceding 12 months.

4.  REMEDIES ON DEFAULT, ETC.

              (a)    Acceleration.

              (i) Automatic Acceleration. If an Event of Default with respect to the Company described in paragraph (e) or (f) of Section 3 hereof (other than an Event of Default described in clause (i) of paragraph (e) or described in clause (vi) of paragraph (e) by virtue of the fact that such clause encompasses clause (i) of paragraph (e)) has occurred, this Note shall then automatically become immediately due and payable.

              (ii) Acceleration By Declaration. If any other Event of Default has occurred and is continuing, the holder or holders of 25% in aggregate principal amount of Notes then outstanding may at any time at such holder's or holders' option, declare all the Notes then outstanding to be immediately due and payable.

              (iii) Acceleration By Each Holder. If any Event of Default described in paragraph (a) or (b) of Section 3 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at such holder's or holders' option, declare the Note held by it to be immediately due and payable.

              (iv) Effect of Acceleration. Upon this Note becoming due and payable under this Section 4(a), whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus all accrued and unpaid interest thereon (to the full extent permitted by Applicable Law), shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that the holder of this Note has the right to maintain its investment in the Note free from repayment by the Company.

              (b) Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether this Note has become or has been declared immediately due and payable under Section 4(a), the holder of this Note may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in the Note Purchase Agreement or in this Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

              (c) Rescission. At any time after this Note has been declared due and payable pursuant to Subsection 4(a)(ii) or 4(a)(iii), the holders of not less than 60% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (i) the Company has paid all overdue interest on the Note, all principal of and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Note, at the Default Rate, (ii) all Events of Default, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived by the holders of not less than 60% in aggregate principal amount of the Notes then outstanding and (iii) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Note. No recission and annulment under this Section 4(c) will extend to or affect any subsequent Event of Default or impair any right consequent thereon.

              (d) No Waiver, Expenses, etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by the Note Purchase Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this
Section 4, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

5.  EXTENSION OF MATURITY

         (a) Failure to Authorize Preferred Stock. If the Company has not authorized the Preferred Stock by March 14, 1997, the holder of this Note may, by written notice to the Company, elect to extend the term of this Note to such date on or before March 15, 2007 as such holder shall designate. If the maturity of the Notes shall have been extended pursuant to Section 2A.3 of the Note Purchase Agreement, the Company will give the holder written notice thereof setting forth the date to which the maturity has been extended and the Maturity Date of this Note shall be extended to such date.

         (b) Excess Principal Amount. If the holder of this Note believes that the conversion of this Note pursuant to Section 2(a) on March 14, 1997 would result in the issuance of any Excess Conversion Shares, the holder of this Note may, by written notice to the Company on or after March 1, 1997, extend the maturity of this Note to such date on or before March 15, 2007 as such holder shall designate, but only with respect to so much of the principal amount of this Note as constitutes Excess Principal Amount as of March 14, 1997. If the holder of this Note shall have extended the Maturity Date pursuant to this
Section 5(b), such holder shall, upon receipt from time to time of written notice from the Company that the conversion of any such Excess Principal Amount (or any portion thereof) would no longer result in the issuance of Excess Conversion Shares the holder shall promptly convert so much of such Principal Amount as would not then result in the issuance of any Excess Conversion Shares.

6.  MISCELLANEOUS

         No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate herein prescribed or to convert this Note.

         The Company may deem and treat the person in whose name this Note is registered as the absolute owner hereof for the purpose or receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         The Notes shall be governed by and construed in accordance with the law of the State of New Jersey.

         IN WITNESS WHEREOF, KIWI INTERNATIONAL AIR LINES, INC. has caused this Note to be signed in its name by its President or one of its Vice Presidents and attested by its Secretary or one of its Assistant Secretaries.

ATTEST:

                                            KIWI INTERNATIONAL AIR LINES,
                                             INC.



 /s/ James E. Player                        By: /s/ John G. Murphy
- --------------------------                     -------------------------
James E. Player, Secretary                     John G. Murphy, President

                                                                       Exhibit A




                                CONVERSION NOTICE


              The undersigned Holder of this Note hereby irrevocably exercises the option to convert this Note into shares of Class A Convertible Preferred Stock or Class C Common Stock (as the case may be) in accordance with the terms of this Note and directs that such shares be registered in the name of and delivered to the undersigned, and that a check in payment for any fractional share be delivered to the undersigned.


Dated:  ____________________                _______________________
                                            Signature

                                                 Holder

                                            Please print name and address
                                            of Holder


                                            ______________________________
                                                         Name
                                            ______________________________
                                                       Address
                                            ______________________________

                                            ______________________________
                                            Social Security or other
                                            Taxpayer Identification Number,
                                            if any

                                               [Individual Acknowledgment]



STATE OF _______________
                         SS.:
COUNTY OF ______________

         On this ____ day of ____________, 19__, before me, the undersigned, personally appeared ___________, who, I am satisfied, is the person who signed the foregoing Conversion Notice, and he or she did acknowledge under oath that he or she signed and delivered the same as his or her voluntary act and deed, for the uses and purposes expressed in the instrument.


                                            __________________________
                                            Notary Public



                                                   [Entity Acknowledgment]



STATE OF _______________
                         SS.:
COUNTY OF ______________


         On this ____ day of ____________, 19__, before me, the undersigned, personally appeared ___________, the ________________ of __________________,
who, I am satisfied, is the person who signed the foregoing Conversion Notice, and he or she did acknowledge under oath that he or she signed and delivered the same in his or her capacity as such officer of such entity, that he or she was authorized to execute the same on behalf of such entity, and that the foregoing instrument is the voluntary act and deed of such entity, made by virtue of proper authority.


                                            __________________________
                                            Notary Public